SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC  20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report: (Date of earliest event reported) October 15, 1997



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                                1-3247              16-0393470
(State or other jurisdiction            (Commission         (I.R.S. Employer
of incorporation)                       File Number)        Identification
No.)



One Riverfront Plaza, Corning, New York                     14831
(Address of principal executive offices)                    (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events.

Attached for filing as an exhibit hereto is the item listed in "Item 7 -- Financial Statements,
Pro Forma Financial Information and Exhibits" below. Such item is being filed in connection with the offering by Corning Incorporated of $500,000,000 aggregate principal amount of its Medium-Term Notes due from 9 months to 30 years from Date of Issue.


Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.


Exhibits:

The Registrant's press release of October 15, 1997.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   CORNING INCORPORATED
                                   Registrant



Date:  October 15, 1997            By /s/ KATHERINE A. ASBECK
                                          Katherine A. Asbeck
                                          Vice President and
                                              Controller

IMMEDIATE RELEASE                                       Cynthia A. Demers
     October 15, 1997                                      (607) 974-8638



               Corning Incorporated Releases Third Quarter Earning

     CORNING, N.Y., October 15 -- Corning Incorporated (NYSE: GLW) said today that for its third quarter ended September 30, 1997, earnings were $0.49 per share, an increase of 17 percent compared with earnings of $0.42 per share for the same operations in the third quarter 1996.  Net income for the third quarter totaled $112.3 million, an increase of 18 percent compared with $95.2 million for the same operations in the third quarter 1996.  Sales totaled

$1.04 billion, an increase of 14 percent.

     Performance for the quarter reflects earnings gains in all segments,

with especially strong improvement in the advanced materials and information display businesses.  Equity company earnings were up approximately 25 percent, led by gains at Samsung-Corning Company, Ltd. which manufactures glass television funnels and panels in South Korea.

     Corning Chairman and Chief Executive Officer Roger G. Ackerman said, "We are having a very good year and overall sales growth continues to be strong.

We are confident about our positions in the communications, environmental and advanced materials markets and remain optimistic about the future."

     In a separate release today, Corning Incorporated said it had agreed to amend certain terms of the previously announced agreement relating to the recapitalization and sale of a controlling interest of its consumer housewares business to a company formed by AEA Investors Inc.

     On December 31, 1996, Corning completed a strategic repositioning of the company by distributing all of the shares of Quest Diagnostics Incorporated

(NYSE: DGX) and Covance Inc. (NYSE: CVD) to its shareholders on a pro rata basis.  Corning's results for 1996 report Quest Diagnostics and Covance as discontinued operations.  The loss from discontinued operations totaled

$115.0 million, or $0.51 per share for the third quarter 1996.





                                     (more)

     Established in 1851, Corning Incorporated creates leading-edge technologies for the fastest growing segments of the world's economy.

Corning manufactures optical fiber, cable and components, high performance glass and components for televisions and other electronic displays for communications and communications-related industries; advanced materials for the scientific and environmental markets.  Corning's total revenues in 1996 were $3.7 billion.





Corning Investor Relations Contact:
Richard B. Klein (607) 974-8313
Katherine M. Dietz (607) 974-8217

The statements in this release, which are not historical facts or information, are forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. Forward-looking statements include, but are not limited to, global economic conditions, product demand, competitive products and pricing, manufacturing efficiencies, cost reductions, manufacturing capacity, facility expansions and new plant start-up costs, the rate of technology change, and other risks.

Corning Incorporated and Subsidiary Companies
Consolidated Statements of Income
(Unaudited; in millions, except per-share amounts)


                             9 Months Ended Sept. 30, 3 Months Ended Sept.30,
                             ------------------------ -----------------------
                                  1997      1996       1997      1996
                                  ----      ----       ----      ----
Revenues
 Net sales                      $3,014.3   $2,661.5  $1,037.8   $ 910.2
 Royalty, interest, and
    dividend income                29.8       24.0       9.8        9.0
                                -------    -------   --------  ---------
                                3,044.1    2,685.5   1,047.6      919.2

Deductions
 Cost of sales                  1,765.0    1,636.9     617.0      551.2
 Selling, general and
    administrative expenses       499.5      470.1     168.4      163.3
 Research and development
    expenses                      175.4      137.5      70.8       47.3
 Interest expense                  67.2       53.8      18.9       17.8
 Other, net                        28.5       19.7      12.7        8.5
                                -------     ------    -------  ---------

Income from continuing
    operations before
    taxes on income               508.5      367.5     159.8      131.1
Taxes on income from
    continuing operations         172.4      123.1      52.1       43.9
                                --------    -------   -------  ---------
Income from continuing
    operations before
    minority interest and
    equity earnings               336.1      244.4     107.7       87.2
Minority interest in earnings
    of subsidiaries               (56.5)     (41.0)    (23.0)     (13.0)
Dividends on convertible
    preferred securities
    of subsidiary                 (10.3)     (10.3)     (3.4)      (3.4)
Equity in earnings of
    associated companies           62.0       58.5      31.0       24.4
                               ----------   --------  -------   ---------

Income from continuing
    operations                    331.3      251.6     112.3       95.2
Loss from discontinued
    operations,
    net of income taxes                     (162.6)              (115.0)
                                 -------   --------   -------    --------

Net Income (Loss)               $ 331.3    $  89.0   $ 112.3    $ (19.8)
                                =======    =======   =======    ========

Per Common Share:
 Continuing operations          $  1.45    $   1.10  $   0.49   $  0.42
 Discontinued operations                      (0.72)              (0.51)
                                -------    ---------  --------  --------
                                $  1.45    $   0.38  $   0.49   $ (0.09)
                                =======    ========  ========   ========

 Assuming Dilution:
   Continuing operations        $  1.39    $   1.08  $   0.47   $  0.41
   Discontinued operations                    (0.67)              (0.48)
                                -------    ---------  --------  --------
                                $  1.39    $   0.41  $   0.47   $ (0.07)
                                =======    ========  ========   ========

Dividends Declared              $  0.54    $   0.54  $   0.18   $  0.18
                                =======    ========  ========   =======

The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Condensed Consolidated Balance Sheets
(In millions)

                                      Sept. 30, 1997  Dec. 31, 1996
                                      --------------  -------------
                                       (Unaudited)

        Assets

Current Assets
  Cash and short-term investments         $  80.0        $ 223.2
  Accounts receivable, net                  642.8          566.3
  Inventories                               597.7          498.5
  Deferred taxes on income and
     other current assets                   137.9          130.7
                                         --------        -------
       Total current assets               1,458.4        1,418.7

Investments                                 360.3          337.2

Plant and Equipment,  Net                 2,143.7        1,977.7

Goodwill and Other Intangible Assets, Net   366.6          330.4

Other Assets                                293.8          257.3
                                          -------        --------
                                          $4,622.8       $4,321.3
                                          ========       ========

Liabilities and Stockholders' Equity

Current Liabilities
  Loans payable                           $ 151.6        $  53.9
  Accounts payable                          169.9          268.9
  Other accrued liabilities                 516.7          484.7
                                          -------        -------
       Total current liabilities            838.2          807.5


Other Liabilities                           672.2          646.2
Loans Payable Beyond One Year             1,144.7        1,208.5
Minority Interest in Subsidiary Companies   355.1          310.7
Convertible Preferred Securities
   of Subsidiary                            365.2          365.1
Convertible Preferred Stock                  20.1           22.2
Common Stockholders' Equity               1,227.3          961.1
                                          --------       -------
                                         $4,622.8       $4,321.3
                                         ========       ========

The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Notes to Consolidated Financial Statements
Quarter 3, 1997


(1) Earnings per common share are computed by dividing net income less dividends on Series B convertible preferred stock by the weighted average number of common shares outstanding during each period. The weighted average number of common shares outstanding for the third quarter and third quarter year-to-date 1997 was 228.7 million and 227.7 million, respectively, and 227.4 million for both periods in 1996. Series B preferred dividends amounted to $0.4 million and $1.2 million in the third quarter and third quarter year-to-date 1997, respectively, and $0.5 million and $1.5 million, respectively, for the same periods in 1996.

     Earnings per common share assuming dilution are computed by dividing net income plus dividends on convertible preferred securities of subsidiary by the weighted average number of common shares outstanding during the period after giving effect to dilutive stock options and adjusted for dilutive common shares assumed to be issued on conversion of Corning's convertible securities. The shares used in computing earnings per share assuming dilution for the third quarter and third quarter year-to-date 1997 were 246.5 million and 245.1 million, respectively, and 239.7 million and 239.4 million, respectively, for the same periods in 1996.

(2) Depreciation and amortization charged to continuing operations during the third quarter year-to-date 1997 and 1996 totaled $257.5 million and $212.1 million, respectively.

(3) Corning's effective tax rate for continuing operations was 32.6% and 33.9% for the third quarter and third quarter year-to-date 1997, respectively, and 33.5% for the same periods of 1996.

(4) On August 20, 1997, Corning's Board of Directors approved a definitive agreement for a recapitalization and sale of a controlling interest in its consumer housewares business to a company formed by AEA Investors. Corning announced an amendment to the transaction on October 15, 1997. The planned transaction will result in Corning receiving proceeds of $779 million in cash and $21 million face amount of long-term debt of the consumer housewares business at closing. Corning will continue to retain an 11% interest in the equity of the business. In addition, Corning could receive up to an additional $62 million face amount of long-term debt if certain 1998 business performance targets are exceeded. However, $50 million of the cash proceeds and the $21 million in long-term debt would be contingently returnable based on the 1998 performance of the business. The amount of cash proceeds is subject to a customary working capital adjustment at closing.

     The transaction is expected to close on or before December 31, 1997. Corning expects to recognize an after tax gain in excess of $125 million in the fourth quarter 1997. Any gains on the contingent proceeds will be recognized when realized. The results of the consumer housewares business are included in continuing operations.

(5) On December 31, 1996, Corning completed a strategic repositioning of the company by distributing all of the shares of Quest Diagnostics Incorporated and Covance Inc. to its shareholders on a pro rata basis. Corning's results for 1996 report Quest Diagnostics and Covance as discontinued operations. The loss from discontinued operations in the third quarter of 1996 primarily related to a charge taken by Quest Diagnostics to increase reserves related to certain government investigations of billing practices of certain clinical laboratories acquired by Quest Diagnostics in 1993 and 1994.